Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Reports Second-Quarter Net Income of $1.208 Billion

•    Equipment net sales for second quarter climb 34% on strength in key markets.

•    Conditions for agricultural and construction equipment show broad-based improvement.

•    Company benefiting from positive customer response to innovative product lines.

MOLINE, Illinois (May 18, 2018) — Deere & Company reported net income of $1.208 billion for the second quarter ended April 29, 2018, or $3.67 per share, compared with net income of $808.5 million, or $2.50 per share, for the quarter ended April 30, 2017. For the first six months of the year, net income attributable to Deere & Company was $673.2 million, or $2.05 per share, compared with $1.007 billion, or $3.14 per share, for the same period last year.

Affecting results for the second quarter and first six months of 2018 were provisional adjustments to the provision for income taxes due to the enactment of U.S. tax reform legislation on December 22, 2017 (tax reform). Second-quarter results included a favorable net adjustment to provisional income taxes of $174 million, while the first six months reflected an unfavorable net provisional income tax expense of $803 million. Without these adjustments, net income attributable to Deere & Company for the second quarter and first six months of the year would have been $1.034 billion, or $3.14 per share, and $1.476 billion, or $4.49 per share, respectively. (For further information, refer to the appendix on the non-GAAP financial measures and Note 2 in the “Condensed Notes to Interim Consolidated Financial Statements” accompanying this release.)

Worldwide net sales and revenues increased 29 percent, to $10.720 billion, for the second quarter and rose 27 percent, to $17.633 billion, for six months. Net sales of the equipment operations were $9.747 billion for the second quarter and $15.721 billion for the first six months, compared with $7.260 billion and $11.958 billion for the periods last year.

“John Deere reported another quarter of strong performance helped by a broad-based improvement in market conditions throughout the world and a favorable customer response to our lineup of innovative products,” said Samuel R. Allen, chairman and chief executive officer. “Farm machinery sales in both North and South America are making solid gains and construction equipment sales are continuing to

Deere Announces Second-Quarter Earnings	5

move sharply higher. During the quarter, Deere made significant progress working with its suppliers to ramp up production and ensure that products reach customers in a timely manner. At the same time, we are experiencing higher raw-material and freight costs, which are being addressed through a continued focus on structural cost reduction and future pricing actions.”

Summary of Operations

Net sales of the worldwide equipment operations increased 34 percent for the quarter and 31 percent for the first six months compared with the same periods a year ago. Deere’s acquisition of the Wirtgen Group (Wirtgen) in December 2017 added 12 percent to net sales for the quarter and 9 percent year to date. Sales included a favorable currency-translation effect of 3 percent for both periods. Equipment net sales in the United States and Canada increased 27 percent for the quarter and 26 percent year to date, with Wirtgen adding 5 percent and 3 percent for the respective periods. Outside the U.S. and Canada, net sales rose 45 percent for the quarter and 40 percent for the first six months, with Wirtgen adding 23 percent and 19 percent for the periods. Net sales included a favorable currency-translation effect of 7 percent for the quarter and 6 percent for six months.

Deere’s equipment operations reported operating profit of $1.315 billion for the quarter and $1.734 billion for the first six months, compared with $1.120 billion and $1.375 billion, respectively, last year. Wirtgen, whose results are included in these amounts, had operating profit of $41 million for the quarter and an operating loss of $51 million year to date. The Wirtgen year-to-date operating loss was attributable to the unfavorable effects of purchase accounting and acquisition costs. Excluding Wirtgen results, the improvement for both periods was primarily driven by higher shipment volumes and lower warranty costs, partially offset by higher research and development expenses and higher production costs. The corresponding periods of 2017 included a gain on the sale of SiteOne Landscapes Supply, Inc. (SiteOne).  Additionally, in the first six months of last year Deere incurred expenses associated with a voluntary employee-separation program.

Net income of the company’s equipment operations was $1.103 billion for the second quarter and $139 million for the first six months, compared with net income of $700 million and $785 million for the same periods of 2017. In addition, the quarter was favorably affected by $207 million and the six-month period unfavorably affected by $1.032 billion due to provisional income tax adjustments related to tax reform.

Financial services reported net income attributable to Deere & Company of $104.1 million for the quarter and $529.4 million for the first six months compared with $103.5 million and $217.9 million last year. Results for both periods benefited from a higher average portfolio, lower losses on lease residual values, and a lower provision for credit losses, partially offset by a less-favorable financing spread. Additionally, provisional income tax adjustments related to tax reform had an unfavorable effect of $33.2 million for the quarter and a favorable effect of $228.8 million for six months.

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Company Outlook & Summary

Company equipment sales are projected to increase by about 30 percent for fiscal 2018 and by about 35 percent for the third quarter compared with the same periods of 2017. Of these amounts, Wirtgen is expected to add about 12 percent to Deere sales for the full year and about 18 percent for the third quarter. Also included in the forecast is a positive foreign-currency translation effect of about 1 percent for the year and third quarter. Net sales and revenues are expected to increase by about 26 percent for fiscal 2018 with net income attributable to Deere & Company forecast to be about $2.3 billion. The company’s net income forecast includes $803 million of provisional income tax expense associated with tax reform, representing discrete items for the remeasurement of the company’s net deferred tax assets to the new U.S. corporate tax rate and a one-time deemed earnings repatriation tax. Adjusted net income attributable to Deere & Company excluding the provisional income tax adjustments associated with tax reform is forecast to be about $3.1 billion. (Information on non-GAAP financial measures is included in the appendix.)

The current outlook for net income compares with previous guidance of $2.1 billion, which included $977 million of provisional income tax expense.

“We are encouraged by strengthening demand for our products and believe Deere is well-positioned to capitalize on further growth in the world’s agricultural and construction equipment markets,” Allen said. “This illustrates our success developing a more durable business model as well as the impact of investments in new products and businesses. We reaffirm our confidence in the company’s present direction and our belief that Deere remains on track to deliver significant long-term value to customers and investors.”

Equipment Division Performance

Agriculture & Turf. Sales rose 22 percent for the quarter and 20 percent for the first six months due to higher shipment volumes and the favorable effects of currency translation.

Operating profit was $1.056 billion for the quarter and $1.443 billion year to date, compared with respective totals of $1.009 billion and $1.227 billion for the same periods last year. Results for the quarter were helped by higher shipment volumes, partially offset by higher research and development expenses and production costs. For the first six months, results benefited from higher shipment volumes and lower warranty-related expenses, partially offset by higher research and development expenses and production costs. Prior-year periods benefited from gains on the SiteOne sale, while the first six months of last year were affected by voluntary employee-separation expenses.

Construction & Forestry. Construction and forestry sales increased 84 percent for the quarter and 73 percent for six months, with Wirtgen adding 60 percent and 44 percent for the respective periods. Also helping sales for both periods were higher shipment volumes and the favorable effects of currency translation.

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Operating profit was $259 million for the quarter and $291 million for six months, compared with $111 million and $148 million last year. Wirtgen contributed operating profit of $41 million for the quarter and a six-month operating loss of $51 million related to the effects of purchase accounting and acquisition costs. Excluding Wirtgen, the improvements were primarily driven by higher shipment volumes and lower warranty expenses, partially offset by higher production costs. Results for the first six months of last year also included voluntary employee-separation costs.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to increase by about 14 percent for fiscal-year 2018, including a positive currency-translation effect of about 1 percent. Industry sales for agricultural equipment in the U.S. and Canada are forecast to be up about 10 percent for 2018, led by higher demand for large equipment. Full-year industry sales in the EU28 member nations are forecast to be up about 5 percent due to favorable conditions in the dairy and livestock sectors. South American industry sales of tractors and combines are projected to be flat to up 5 percent benefiting from strength in Brazil. Asian sales are forecast to be in line with last year. Industry sales of turf and utility equipment in the U.S. and Canada are expected to be flat to up 5 percent for 2018.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are anticipated to be up about 83 percent for 2018, including a positive currency-translation effect of about 1 percent. Wirtgen is expected to add about 56 percent to the division’s sales for the year. The outlook reflects continued improvement in demand driven by higher housing starts in the U.S., increased activity in the oil and gas sector, and economic growth worldwide. In forestry, global industry sales are expected to be up about 10 percent mainly as a result of improved demand throughout the world, led by North America.

Financial Services. Fiscal-year 2018 net income attributable to Deere & Company for the financial services operations is projected to be approximately $800 million, including a provisional income tax benefit of $229 million associated with tax reform. Forecasted fiscal-year 2018 adjusted net income attributable to Deere & Company excluding the provisional income tax benefit is projected to be $571 million. Results are expected to benefit from a higher average portfolio and lower losses on lease residual values, partially offset by less-favorable financing spreads and increased selling, administrative and general expenses.

The financial services net income outlook provided last quarter was $840 million. It included a provisional tax benefit estimate of $262 million for remeasurement of the division’s net deferred tax liability to the new U.S. corporate tax rate and a one-time deemed earnings repatriation tax.

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John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to JDCC was $119.2 million for the second quarter and $518.6 million year to date, compared with $64.5 million and $138.7 million for the respective periods last year. Results for both periods benefited from a favorable provision for income taxes associated with tax reform, a higher average portfolio, lower losses on lease residual values and lower provision for credit losses, partially offset by less-favorable financing spreads.

Net receivables and leases financed by JDCC were $34.535 billion at April 29, 2018, compared with $32.015 billion at April 30, 2017.

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APPENDIX

DEERE & COMPANY

SUPPLEMENTAL STATEMENT OF CONSOLIDATED INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in conformity with accounting principles generally accepted in the United States (GAAP), the company also discusses non-GAAP measures that exclude adjustments related to tax reform. Net income attributable to Deere & Company and diluted earnings per share measures that exclude this item are not in accordance with nor a substitute for GAAP measures. The company believes that discussion of results excluding this item provides a useful analysis of ongoing operating trends.

The table below provides a reconciliation of the non-GAAP financial measure with the most directly comparable GAAP financial measure for the three months and six months ended April 29, 2018, and the outlook for the twelve months ended October 28, 2018.

	Three Months Ended April 29, 2018		Six Months Ended April 29, 2018
	Net Income Attributable to Deere & Company	Diluted Earnings Per Share	Net Income Attributable to Deere & Company	Diluted Earnings Per Share

GAAP measure	$1,208.3	$3.67	$673.2	$2.05

Discrete tax reform expense (benefit)	(174.3)	(.53)	802.9	2.44

Non-GAAP measure	$1,034.0	$3.14	$1,476.1	$4.49

Twelve Months Ended October 28, 2018
Net Income Attributable to Deere & Company

GAAP measure	$2,300.0

Discrete tax reform expense	803.0

Non-GAAP measure	$3,103.0

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Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, and trends involve factors that are subject to change, and risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the factors that affect farmers’ confidence and financial condition.  These factors include demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of governments, changes in government farm programs and policies, international reaction to such programs, changes in environmental regulations and their impact on farming practices; changes in and effects of crop insurance programs, global trade agreements (including the North American Free Trade Agreement and the Trans-Pacific Partnership), trade restrictions and tariffs, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, labor supply, consumer borrowing patterns, consumer purchasing preferences, housing starts and supply, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts, interest rates and the levels of public and non-residential construction are important to sales and results of the company’s construction and forestry equipment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its results are affected by general economic conditions in the global markets and industries in which the company operates; customer confidence in general economic conditions; government spending and taxing; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; inflation and deflation rates; changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions, changes in the company’s credit ratings and any failure to comply with financial covenants in credit agreements could impact access to funding and

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funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

The anticipated withdrawal of the United Kingdom from the European Union and the perceptions as to the impact of the withdrawal may adversely affect business activity, political stability and economic conditions in the United Kingdom, the European Union and elsewhere. The economic conditions and outlook could be further adversely affected by (i) the uncertainty concerning the timing and terms of the exit, (ii) new or modified trading arrangements between the United Kingdom and other countries, (iii) the risk that one or more other European Union countries could come under increasing pressure to leave the European Union, or (iv) the risk that the euro as the single currency of the Eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could affect economic growth or business activity in the United Kingdom or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the stability of the financial markets, availability of credit, currency exchange rates, interest rates, financial institutions, and political, financial and monetary systems. Any of these developments could affect our businesses, liquidity, results of operations and financial position.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in, uncertainty surrounding and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors; retaliatory actions to such changes in trade, banking, monetary and fiscal policies; actions by central banks; actions by financial and securities regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes to GPS radio frequency bands or their permitted uses; changes in labor and immigration regulations; changes to accounting standards; changes in tax rates, estimates, laws and regulations and company actions related thereto; changes to and compliance with privacy regulations; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the loss of or challenges to intellectual property rights whether through theft, infringement, counterfeiting or otherwise; the

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availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers or the company to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment, anti-corruption, privacy and data protection and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and products; the success of new product initiatives; changes in customer product preferences and sales mix; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment and resulting impacts on lease residual values; labor relations and contracts; changes in the ability to attract, train and retain qualified personnel; acquisitions and divestitures of businesses; greater than anticipated transaction costs; the integration of new businesses; the failure or delay in closing or realizing anticipated benefits of acquisitions, joint ventures or divestitures; the implementation of organizational changes; the failure to realize anticipated savings or benefits of cost reduction, productivity, or efficiency efforts; difficulties related to the conversion and implementation of enterprise resource planning systems; security breaches, cybersecurity attacks, technology failures and other disruptions to the company’s and suppliers’ information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases; changes in the level and funding of employee retirement benefits; changes in market values of investment assets, compensation, retirement, discount and mortality rates which impact retirement benefit costs; and significant changes in health care costs.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, and to fund operations, costs, and purchases of the company’s products.  If general economic conditions deteriorate or capital markets become more volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Second Quarter 2018 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended			Six Months Ended
	April 29	April 30%		April 29	April 30%
	2018	2017	Change	2018	2017	Change
Net sales and revenues:
Agriculture and turf	$7,049	$5,794	+22	$11,292	$9,392	+20
Construction and forestry	2,698	1,466	+84	4,429	2,566	+73
Total net sales	9,747	7,260	+34	15,721	11,958	+31
Financial services	795	716	+11	1,572	1,412	+11
Other revenues	178	311	-43	340	542	-37
Total net sales and revenues	$10,720	$8,287	+29	$17,633	$13,912	+27

Operating profit: *
Agriculture and turf	$1,056	$1,009	+5	$1,443	$1,227	+18
Construction and forestry	259	111	+133	291	148	+97
Financial services	179	158	+13	396	325	+22
Total operating profit	1,494	1,278	+17	2,130	1,700	+25
Reconciling items **	(109)	(104)	+5	(222)	(198)	+12
Income taxes	(177)	(366)	-52	(1,235)	(495)	+149
Net income attributable to Deere & Company	$1,208	$808	+50	$673	$1,007	-33

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, pension and postretirement benefit costs excluding the service cost component, and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended April 29, 2018 and April 30, 2017

(In millions of dollars and shares except per share amounts) Unaudited

	2018	2017
Net Sales and Revenues
Net sales	$9,747.0	$7,259.8
Finance and interest income	753.9	665.0
Other income	219.1	362.2
Total	10,720.0	8,287.0

Costs and Expenses
Cost of sales	7,333.3	5,427.7
Research and development expenses	415.2	325.4
Selling, administrative and general expenses	939.2	783.6
Interest expense	303.7	226.9
Other operating expenses	344.9	354.1
Total	9,336.3	7,117.7

Income of Consolidated Group before Income Taxes	1,383.7	1,169.3
Provision for income taxes	177.1	365.8
Income of Consolidated Group	1,206.6	803.5
Equity in income of unconsolidated affiliates	3.1	4.8
Net Income	1,209.7	808.3
Less: Net income (loss) attributable to noncontrolling interests	1.4	(.2)
Net Income Attributable to Deere & Company	$1,208.3	$808.5

Per Share Data
Basic	$3.73	$2.53
Diluted	$3.67	$2.50

Average Shares Outstanding
Basic	324.2	319.2
Diluted	329.2	323.0

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Six Months Ended April 29, 2018 and April 30, 2017

(In millions of dollars and shares except per share amounts) Unaudited

	2018	2017
Net Sales and Revenues
Net sales	$15,721.0	$11,957.7
Finance and interest income	1,476.8	1,320.5
Other income	435.7	634.0
Total	17,633.5	13,912.2

Costs and Expenses
Cost of sales	12,037.8	9,209.2
Research and development expenses	772.0	637.5
Selling, administrative and general expenses	1,644.3	1,451.0
Interest expense	590.0	434.9
Other operating expenses	687.8	682.3
Total	15,731.9	12,414.9

Income of Consolidated Group before Income Taxes	1,901.6	1,497.3
Provision for income taxes	1,234.7	495.1
Income of Consolidated Group	666.9	1,002.2
Equity in income of unconsolidated affiliates	8.0	4.5
Net Income	674.9	1,006.7
Less: Net income (loss) attributable to noncontrolling interests	1.7	(.8)
Net Income Attributable to Deere & Company	$673.2	$1,007.5

Per Share Data
Basic	$2.08	$3.17
Diluted	$2.05	$3.14

Average Shares Outstanding
Basic	323.4	317.9
Diluted	328.4	321.3

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited

	April 29	October 29	April 30
	2018	2017	2017
Assets
Cash and cash equivalents	$4,201.4	$9,334.9	$4,525.8
Marketable securities	479.3	451.6	546.3
Receivables from unconsolidated affiliates	34.3	35.9	34.9
Trade accounts and notes receivable - net	6,511.1	3,924.9	4,482.3
Financing receivables - net	24,275.5	25,104.1	23,301.1
Financing receivables securitized - net	4,436.3	4,158.8	4,281.8
Other receivables	1,398.2	1,200.0	931.3
Equipment on operating leases - net	6,723.1	6,593.7	5,923.9
Inventories	6,888.9	3,904.1	4,114.8
Property and equipment - net	5,742.9	5,067.7	4,959.9
Investments in unconsolidated affiliates	202.1	182.5	215.7
Goodwill	3,188.7	1,033.3	806.2
Other intangible assets - net	1,692.2	218.0	90.8
Retirement benefits	617.9	538.2	176.2
Deferred income taxes	1,718.5	2,415.0	3,041.9
Other assets	1,762.6	1,623.6	1,535.9
Total Assets	$69,873.0	$65,786.3	$58,968.8

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$10,894.6	$10,035.3	$7,963.6
Short-term securitization borrowings	4,401.1	4,118.7	4,224.6
Payables to unconsolidated affiliates	145.7	121.9	101.6
Accounts payable and accrued expenses	9,789.6	8,417.0	7,215.9
Deferred income taxes	562.7	209.7	169.0
Long-term borrowings	26,278.6	25,891.3	23,253.1
Retirement benefits and other liabilities	7,366.1	7,417.9	8,333.2
Total liabilities	59,438.4	56,211.8	51,261.0

Redeemable noncontrolling interest	14.6	14.0	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	10,410.3	9,557.3	7,684.7
Noncontrolling interests	9.7	3.2	9.1
Total stockholders’ equity	10,420.0	9,560.5	7,693.8
Total Liabilities and Stockholders’ Equity	$69,873.0	$65,786.3	$58,968.8

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Six Months Ended April 29, 2018 and April 30, 2017

(In millions of dollars) Unaudited

	2018	2017
Cash Flows from Operating Activities
Net income	$674.9	$1,006.7
Adjustments to reconcile net income to net cash used for operating activities:
Provision for credit losses	26.8	32.6
Provision for depreciation and amortization	950.8	843.1
Share-based compensation expense	39.8	32.3
Gain on sale of affiliates and investments	(13.2)	(281.4)
Undistributed earnings of unconsolidated affiliates	(4.5)	(3.1)
Provision (credit) for deferred income taxes	604.3	(100.4)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(2,094.1)	(989.5)
Inventories	(1,796.8)	(1,090.4)
Accounts payable and accrued expenses	306.9	103.6
Accrued income taxes payable/receivable	153.0	195.1
Retirement benefits	67.6	115.6
Other	(137.2)	(27.9)
Net cash used for operating activities	(1,221.7)	(163.7)

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	8,780.9	8,228.0
Proceeds from maturities and sales of marketable securities	23.8	41.3
Proceeds from sales of equipment on operating leases	748.6	786.4
Proceeds from sales of businesses and unconsolidated affiliates, net of cash sold	55.0	113.9
Cost of receivables acquired (excluding receivables related to sales)	(8,181.2)	(7,628.6)
Acquisitions of businesses, net of cash acquired	(5,171.1)
Purchases of marketable securities	(62.8)	(43.7)
Purchases of property and equipment	(352.2)	(253.0)
Cost of equipment on operating leases acquired	(926.5)	(925.1)
Other	(67.5)	(18.7)
Net cash provided by (used for) investing activities	(5,153.0)	300.5

Cash Flows from Financing Activities
Increase in total short-term borrowings	199.1	183.1
Proceeds from long-term borrowings	4,077.7	2,661.6
Payments of long-term borrowings	(2,888.7)	(2,742.2)
Proceeds from issuance of common stock	198.6	383.6
Repurchases of common stock	(60.6)	(6.2)
Dividends paid	(386.9)	(379.5)
Other	(43.9)	(39.7)
Net cash provided by financing activities	1,095.3	60.7

Effect of Exchange Rate Changes on Cash and Cash Equivalents	145.9	(7.5)

Net Increase (Decrease) in Cash and Cash Equivalents	(5,133.5)	190.0
Cash and Cash Equivalents at Beginning of Period	9,334.9	4,335.8
Cash and Cash Equivalents at End of Period	$4,201.4	$4,525.8

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)         On December 1, 2017, the Company acquired the stock and certain assets of substantially all of Wirtgen Group Holding GmbH’s (Wirtgen) operations. The total cash purchase price, net of cash acquired of $197 million, was $5,130 million, a portion of which is held in escrow to secure certain indemnity obligations of Wirtgen. In addition to the cash purchase price, the Company assumed $1,717 million in liabilities, which represented substantially all of Wirtgen’s liabilities. The preliminary fair values assigned to the assets and liabilities of the acquired entity in millions of dollars, which is based on information as of the acquisition date and available at April 29, 2018 follow:

Trade accounts and notes receivable	$457
Financing receivables	43
Financing receivables securitized	125
Other receivables	100
Inventories	1,538
Property and equipment	757
Goodwill	2,060
Other intangible assets	1,458
Deferred income taxes	96
Other assets	221
Total assets	$6,855

Short-term borrowings	$285
Short-term securitization borrowings	127
Accounts payable and accrued expenses	725
Deferred income taxes	502
Long-term borrowings	50
Retirement benefits and other liabilities	28
Total liabilities	$1,717

Noncontrolling interests	$8

During the second quarter of 2018, measurement period adjustments decreased the total assets $8 million, total liabilities $7 million, and noncontrolling interests $1 million. The Company continues to review the fair value of the assets and liabilities acquired, which may be updated during the measurement period.

Wirtgen’s results were included in the Company’s consolidated financial statements beginning on the acquisition date. The results are incorporated with the Company’s results using a 30-day lag period and are included in the construction and forestry segment. The net sales and revenues and operating profit (loss) included in the Company’s results in the second quarter and first six months of 2018 were $873 million and $1,127 million, and $41 million and $(51) million, respectively.

(2)         On December 22, 2017, the U.S. government enacted new tax legislation (tax reform). As a result of tax reform, the Company recorded a provisional income tax expense (benefit) in the first quarter and measurement period adjustments in the second quarter of fiscal year 2018. The provisional income tax expense or benefit primarily related to discrete items for the remeasurement of the Company’s net deferred tax assets to the new corporate income tax rate and a one-time, deemed earnings repatriation tax. The tax reform measurement period adjustments and the effects on the results of the second quarter and first six months in millions of dollars follow:

	Three Months Ended April 29, 2018			Six Months Ended April 29, 2018
	Equipment Operations	Financial Services	Total	Equipment Operations	Financial Services	Total
Net deferred tax asset remeasurement	$(158)	$(19)	$(177)	$853	$(314)	$539
Deemed earnings repatriation tax	(49)	52	3	179	85	264
Total discrete tax expense (benefit)	$(207)	$33	$(174)	$1,032	$(229)	$803

The second quarter measurement period benefit on the net deferred tax assets primarily results from the planned, voluntary $1,000 million contribution to U.S. pension and other postretirement benefit plans, which results in a tax deduction applicable to the 2017 tax year. In the second quarter, the Company received authorization for this contribution and $50 million was contributed during the second quarter with the remainder planned during the third quarter. The provision for income taxes was also affected by other tax reform items, primarily the lower corporate income tax rate on current year income.

The Company continues to analyze the provisions of tax reform and related pronouncements, the information necessary to refine calculations, and evaluate potential Company actions. As a result, the effects of tax reform may change during the one-year measurement period.

(3)         Dividends declared and paid on a per share basis were as follows:

	Three Months Ended		Six Months Ended
	April 29	April 30	April 29	April 30
	2018	2017	2018	2017

Dividends declared	$.60	$.60	$1.20	$1.20
Dividends paid	$.60	$.60	$1.20	$1.20

(4)         The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(5)         The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(6) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME

For the Three Months Ended April 29, 2018 and April 30, 2017

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2018	2017	2018	2017
Net Sales and Revenues
Net sales	$9,747.0	$7,259.8
Finance and interest income	27.8	18.7	$812.5	$716.4
Other income	202.9	339.6	64.9	61.0
Total	9,977.7	7,618.1	877.4	777.4

Costs and Expenses
Cost of sales	7,333.8	5,428.1
Research and development expenses	415.2	325.4
Selling, administrative and general expenses	799.5	644.1	141.5	141.3
Interest expense	78.2	67.0	231.2	169.4
Interest compensation to Financial Services	80.6	60.4
Other operating expenses	66.7	83.2	324.7	307.3
Total	8,774.0	6,608.2	697.4	618.0

Income of Consolidated Group before Income Taxes	1,203.7	1,009.9	180.0	159.4
Provision for income taxes	100.8	309.7	76.3	56.1
Income of Consolidated Group	1,102.9	700.2	103.7	103.3

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	104.1	103.5	.4	.2
Other	2.7	4.6
Total	106.8	108.1	.4	.2
Net Income	1,209.7	808.3	104.1	103.5
Less: Net income (loss) attributable to noncontrolling interests	1.4	(.2)
Net Income Attributable to Deere & Company	$1,208.3	$808.5	$104.1	$103.5

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME

For the Six Months Ended April 29, 2018 and April 30, 2017

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2018	2017	2018	2017
Net Sales and Revenues
Net sales	$15,721.0	$11,957.7
Finance and interest income	39.4	40.0	$1,589.4	$1,403.7
Other income	399.3	597.6	127.7	119.2
Total	16,159.7	12,595.3	1,717.1	1,522.9

Costs and Expenses
Cost of sales	12,038.8	9,210.0
Research and development expenses	772.0	637.5
Selling, administrative and general expenses	1,390.2	1,189.3	257.7	264.7
Interest expense	174.2	133.8	425.3	318.1
Interest compensation to Financial Services	142.2	106.1
Other operating expenses	138.9	148.9	635.9	612.5
Total	14,656.3	11,425.6	1,318.9	1,195.3

Income of Consolidated Group before Income Taxes	1,503.4	1,169.7	398.2	327.6
Provision (credit) for income taxes	1,364.7	384.6	(130.0)	110.5
Income of Consolidated Group	138.7	785.1	528.2	217.1

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	529.4	217.9	1.2	.8
Other	6.8	3.7
Total	536.2	221.6	1.2	.8
Net Income	674.9	1,006.7	529.4	217.9
Less: Net income (loss) attributable to noncontrolling interests	1.7	(.8)
Net Income Attributable to Deere & Company	$673.2	$1,007.5	$529.4	$217.9

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES

	April 29	October 29	April 30	April 29	October 29	April 30
	2018	2017	2017	2018	2017	2017
Assets
Cash and cash equivalents	$2,988.9	$8,168.4	$3,343.8	$1,212.5	$1,166.5	$1,182.0
Marketable securities	16.9	20.2	118.1	462.4	431.4	428.2
Receivables from unconsolidated subsidiaries and affiliates	1,668.0	1,032.1	3,453.0
Trade accounts and notes receivable - net	1,515.9	876.3	742.9	6,436.0	4,134.1	4,867.3
Financing receivables - net	75.7			24,199.8	25,104.1	23,301.1
Financing receivables securitized - net	113.1			4,323.2	4,158.8	4,281.8
Other receivables	1,273.3	1,045.6	801.6	190.1	195.5	136.0
Equipment on operating leases - net				6,723.1	6,593.7	5,923.9
Inventories	6,888.9	3,904.1	4,114.8
Property and equipment - net	5,696.0	5,017.3	4,909.7	46.9	50.4	50.2
Investments in unconsolidated subsidiaries and affiliates	4,915.9	4,812.3	4,612.2	15.3	13.8	12.5
Goodwill	3,188.7	1,033.3	806.2
Other intangible assets - net	1,692.2	218.0	90.8
Retirement benefits	617.9	538.1	176.2	15.0	16.9	18.9
Deferred income taxes	2,065.5	3,098.8	3,651.1	76.4	79.8	76.3
Other assets	1,186.3	973.9	901.1	577.3	651.4	636.8
Total Assets	$33,903.2	$30,738.4	$27,721.5	$44,278.0	$42,596.4	$40,915.0

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$659.1	$375.5	$276.6	$10,235.5	$9,659.8	$7,687.0
Short-term securitization borrowings	113.2			4,287.9	4,118.7	4,224.6
Payables to unconsolidated subsidiaries and affiliates	145.7	121.9	101.6	1,633.7	996.2	3,418.1
Accounts payable and accrued expenses	9,265.7	7,718.1	6,765.0	2,030.8	1,827.1	1,587.1
Deferred income taxes	462.9	115.6	89.7	523.2	857.7	764.8
Long-term borrowings	5,536.5	5,490.9	4,520.4	20,742.1	20,400.4	18,732.7
Retirement benefits and other liabilities	7,285.5	7,341.9	8,260.4	95.6	92.9	91.7
Total liabilities	23,468.6	21,163.9	20,013.7	39,548.8	37,952.8	36,506.0

Redeemable noncontrolling interest	14.6	14.0	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	10,410.3	9,557.3	7,684.7	4,729.2	4,643.6	4,409.0
Noncontrolling interests	9.7	3.2	9.1
Total stockholders’ equity	10,420.0	9,560.5	7,693.8	4,729.2	4,643.6	4,409.0
Total Liabilities and Stockholders’ Equity	$33,903.2	$30,738.4	$27,721.5	$44,278.0	$42,596.4	$40,915.0

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Six Months Ended April 29, 2018 and April 30, 2017

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2018	2017	2018	2017
Cash Flows from Operating Activities
Net income	$674.9	$1,006.7	$529.4	$217.9
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for credit losses	9.2	(.2)	17.6	32.8
Provision for depreciation and amortization	483.8	427.0	529.3	476.9
Gain on sale of affiliates and investments	(13.2)	(281.4)
Undistributed earnings of unconsolidated subsidiaries and affiliates	(93.8)	59.8	(1.0)	(.6)
Provision (credit) for deferred income taxes	934.5	(118.8)	(330.2)	18.4
Changes in assets and liabilities:
Trade receivables	(188.5)	(87.7)
Inventories	(1,439.5)	(771.8)
Accounts payable and accrued expenses	578.0	200.0	84.2	18.0
Accrued income taxes payable/receivable	147.4	191.5	5.6	3.6
Retirement benefits	62.7	111.0	4.9	4.6
Other	(106.1)	(49.2)	72.0	104.8
Net cash provided by operating activities	1,049.4	686.9	911.8	876.4

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			9,486.7	8,833.8
Proceeds from maturities and sales of marketable securities	3.6	7.9	20.2	33.4
Proceeds from sales of equipment on operating leases			748.6	786.4
Proceeds from sales of businesses and unconsolidated affiliates, net of cash sold	55.0	113.9
Cost of receivables acquired (excluding trade and wholesale)			(8,918.8)	(8,238.0)
Acquisitions of businesses, net of cash acquired	(5,171.1)
Purchases of marketable securities			(62.8)	(43.7)
Purchases of property and equipment	(351.6)	(252.2)	(.6)	(.8)
Cost of equipment on operating leases acquired			(1,409.3)	(1,355.6)
Increase in trade and wholesale receivables			(2,293.8)	(1,012.7)
Other	44.2	(18.1)	(47.0)	(.6)
Net cash used for investing activities	(5,419.9)	(148.5)	(2,476.8)	(997.8)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(67.1)	(7.4)	266.2	190.5
Change in intercompany receivables/payables	(641.6)	(287.5)	641.6	287.5
Proceeds from long-term borrowings	107.1	19.1	3,970.6	2,642.5
Payments of long-term borrowings	(85.3)	(24.7)	(2,803.4)	(2,717.5)
Proceeds from issuance of common stock	198.6	383.6
Repurchases of common stock	(60.6)	(6.2)
Dividends paid	(386.9)	(379.5)	(439.1)	(280.2)
Other	(25.5)	(25.8)	(18.5)	(13.9)
Net cash provided by (used for) financing activities	(961.3)	(328.4)	1,617.4	108.9

Effect of Exchange Rate Changes on Cash and Cash Equivalents	152.3	(6.7)	(6.4)	(.8)

Net Increase (Decrease) in Cash and Cash Equivalents	(5,179.5)	203.3	46.0	(13.3)
Cash and Cash Equivalents at Beginning of Period	8,168.4	3,140.5	1,166.5	1,195.3
Cash and Cash Equivalents at End of Period	$2,988.9	$3,343.8	$1,212.5	$1,182.0

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.